Exhibit 99.1

Company:

Curtis A. Cluff

EVP, Corporate Development and Operations

Obagi Medical Products, Inc.

562-491-6011

Investors:

Ina McGuinness/Lena Adams

ICR, Inc.

310-954-1100

OBAGI MEDICAL PRODUCTS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Company Raises Outlook for 2007 Earnings

•                  Revenues increased 39% to $26.1 million driven by domestic sales growth of 45%

•                  Operating Income increased 120% to $7.5M

•                  Net Income increased 265% to $3.9 million, or $0.18 per diluted share

•                  Outlook for 2007 EPS raised to $0.76 - $0.79 from $0.70 - $0.74

Long Beach, Calif. — August 06, 2007— Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the second quarter and six months ended June 30, 2007.

Second Quarter 2007 Financial Performance

For the second quarter of 2007, the Company achieved net sales of $26.1 million, an increase of 39%, compared with $18.7 million for the second quarter of 2006, fueled by a 45% growth in U.S. sales.  Operating income increased 120% to $7.5 million, compared with $3.4 million last year.  Net income for the second quarter of 2007 increased 265% to $3.9 million, or $0.18 per diluted share, on 22.0 million fully diluted weighted-average shares outstanding.  This compares with net income of $1.1 million, or $0.06 per diluted share, in the comparable quarter last year, on 17.8 million fully diluted weighted-average shares outstanding.

This quarter’s success reflected:

•                  Continued strength of Obagi’s core product systems (includes Nu-Derm, Obagi-C Rx, Professional-C and Tretinoin products), which grew 22% over the prior year;

•                  The first full quarter of sales from newly introduced ELASTIderm™ and CLENZIderm M.D.™ systems, which contributed $2.2 million and $1.1 million to net sales, respectively;

•                  Expansion of Obagi’s field sales force to 83 sales representatives, up from 67 a year ago in an effort to provide broader account coverage in the aesthetic market and expand the reach into the therapeutic dermatology market;

•                  The addition of more than 450 new accounts offering Obagi Systems during the quarter.  This resulted in more than 4,800 active accounts as of June 30, 2007, which included a 32% increase in dermatologist customers from a year ago.

“The second quarter marks the sixth consecutive quarter of revenue growth for Obagi with revenues up 39% year over year to $26.1 million.  We are equally pleased with the expansion of our operating margins from 18% to 29% as we continue to successfully leverage our infrastructure and achieve operational efficiencies above sales volume growth,” said Steve Carlson, Obagi Medical Products’ President and CEO. “Continued sales momentum in our core offerings during the quarter was complemented by the expanded product portfolio with the first full quarter’s sales contribution from the CLENZIderm M.D. and ELASTIderm systems.  Growing acceptance of our products from both the therapeutic and aesthetic market segments resulted in robust re-order rates and the addition of new accounts during the quarter.

“As we enter the second half of 2007, we believe we are well-positioned to benefit from our ongoing product development efforts.  In July we announced the launch of CLENZIderm M.D. Acne Therapeutic System for Normal to Dry Skin, the latest system in the Obagi line of therapeutic skin treatments,” concluded Carlson.

Gross margin percentage declined to 82.5% in the second quarter of 2007 from 83.9% a year ago, due to higher manufacturing costs for the CLENZIderm M.D. product line.

Selling, general and administrative (SG&A) expenses were $12.5 million for the second quarter of 2007 compared with $10.4 million for the second quarter of 2006, primarily as a result of added sales and support staff, field marketing expenses and noncash compensation expense.  Research and development (R&D) expenses were $1.5 million for the second quarter of 2007 down from $1.9 million a year ago when severance payments were made pursuant to a separation agreement with a former officer of the company.

For the 2007 second quarter, net interest expense decreased to approximately $1.0 million from approximately $1.6 million a year ago as a result of the $16.0 million reduction in the company’s indebtedness.  As a result of the debt repayments during the second quarter, the Company recorded a write-down of deferred debt issuance costs of $0.5 million, which is included in the quarter’s interest expense and reduced earnings per diluted share by $0.01.

The effective tax rate was 39.4% and 40% for the second quarter of 2007 and 2006, respectively.  The slight improvement is attributable to the R&D tax credit now allowable in the second quarter 2007.

Results for the First Six Months of 2007

For the first six months of 2007 compared with the first six months of 2006:

•                  Net sales were $49.1 million, an increase of 37% compared with $35.9 million;

•                  Operating income rose 75% to $13.0 million, compared to $7.4 million;

•                  Net income increased 167% to $6.9 million, or $0.31 per diluted share, on 21.9 million fully diluted weighted-average shares outstanding, compared with net income of $2.6 million, or $0.14 per diluted share, on 17.8 million fully diluted weighted-average shares outstanding.

•                  Gross margin percentage declined to 82.7% from 83.9%;

•                  SG&A expenses were $24.8 million compared with $19.4 million;

•                  R&D expenses were $2.8 million compared with $3.3 million;

•                  Net interest expense decreased to $1.8 million from $3.1 million.

Strengthened Balance Sheet

As of June 30, 2007, cash and cash equivalents totaled $2.8 million, down from $11.3 million at December 31, 2006.  As of June 30, 2007, the Company’s debt under a senior secured credit facility was reduced to $9.7 million, as a result of $16.0 in debt repayment in the second quarter of 2007. The Company generated $7.5 million of the cash used in the second quarter debt repayment during the first half 2007.   Working capital totaled $17.0 million and stockholders’ equity totaled $25.5 million.  This compares with $25.7 million in debt, $21.9 million in working capital and $17.9 million in stockholders’ equity as of December 31, 2006.

2007 Earnings Outlook Raised; Net Sales Guidance Reiterated

Based on the current trends in its core business and the early trends seen in its newer product lines, the Company maintains its estimate that its 2007 sales will be in the range of $102 million to $106 million, representing growth of 31% to 36%.  However, given the progress in leveraging operating costs across a successful and growing product sales portfolio and the reduction of interest expense, the Company is raising its expectation for 2007 earnings per share from between $0.70 to $0.74 per share to between $0.76 and $0.79 per share.  Earning per share estimates are based on approximately 22.3 million fully diluted weighted-average shares outstanding.

Conference Call Information

Obagi’s management will host a conference call to discuss the Company’s financial performance today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the call can dial (800) 289-0529 from the U.S. International callers can dial (913) 981-5523. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, August 20, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 for international callers and entering confirmation code 5343163.  There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.obagi.com, which will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets.  Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi’s skin care product introductions is as follows:  Obagi Nu-Derm, 1988; Obagi-C Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm eye skin care and Obagi CLENZIderm M.D. acne therapeutic systems 2007; and a formulation of CLENZIderm for normal to dry skin, June 2007.  Obagi’s products are only available through physicians.  Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “estimates,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances,  the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our   ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

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Obagi Medical Products, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$2,796	$11,298
Accounts receivable, net	13,675	11,550

Inventories, net	8,769	6,266
Prepaid expenses and other current assets	3,871	4,800
Total current assets	29,111	33,914
Property and equipment, net	3,320	3,749
Goodwill	4,629	4,629
Intangible assets, net	6,067	6,308
Other assets	3,619	4,361
Total assets	$46,746	$52,961
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,127	$5,512
Current portion of long-term debt	621	2,729
Accrued liabilities	4,330	3,750
Total current liabilities	12,078	11,991
Long-term debt	9,163	23,052
Total liabilities	21,241	35,043
Commitments and contingencies (Note 8)
Stockholders’ equity
Common stock, $.001 par value; 100,000,000 shares authorized, 21,819,836 and 21,804,689 shares issued and 21,801,961 and 21,801,961 shares outstanding at June 30, 2007 and December 31, 2006, respectively	22	22
Additional paid-in capital	39,902	39,109
Accumulated deficit	(14,372)	(21,144)
Stockholder receivable	—	(23)
Accumulated other comprehensive loss	(47)	(46)
Total stockholders’ equity	25,505	17,918
Total liabilities and stockholders’ equity	$46,746	$52,961

Obagi Medical Products, Inc.
Unaudited Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$26,067	$18,722	$49,113	$35,926
Cost of sales	4,560	3,017	8,521	5,789
Gross profit	21,507	15,705	40,592	30,137
Selling, general and administrative expenses	12,523	10,390	24,836	19,444
Research and development expenses	1,522	1,930	2,766	3,259
Income from operations	7,462	3,385	12,990	7,434
Interest income	56	—	100	—
Interest expense	(1,021)	(1,590)	(1,755)	(3,123)
Income before provision for income taxes	6,497	1,795	11,335	4,311
Provision for income taxes	2,561	717	4,473	1,737
Net income	$3,936	$1,078	$6,862	$2,574
Net income attributable to common shares
Basic	$0.18	$0.06	$0.31	$0.14
Diluted	$0.18	$0.06	$0.31	$0.14
Weighted average common shares outstanding
Basic	21,801,961	17,799,183	21,801,961	17,798,563
Diluted	21,970,838	17,821,472	21,923,959	17,821,393

Obagi Medical Products, Inc.
Unaudited Segment Information
 (Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales by segment
Skin health	$24,908	$17,789	$47,166	$34,093
Licensing	1,159	933	1,947	1,833
Net sales	$26,067	$18,722	$49,113	$35,926
Gross profit by segment
Skin health	$20,386	$14,829	$38,719	$28,409
Licensing	1,121	876	1,873	1,728
Gross profit	$21,507	$15,705	$40,592	$30,137
Geographic information
United States	$21,914	$15,130	$41,529	$29,365
International	4,153	3,592	7,584	6,561
Net sales	$26,067	$18,722	$49,113	$35,926

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales by product line
Skin health
Nu-Derm	$15,743	$13,151	$29,592	$25,393
Vitamin C	3,387	2,845	5,838	5,193
Elasticity	2,219	—	4,432	—
Therapeutic	1,060	—	2,408	—
Other	2,499	1,793	4,896	3,507
Total	24,908	17,789	47,166	34,093
Licensing	1,159	933	1,947	1,833
Total net sales	$26,067	$18,722	$49,113	$35,926

Additional 2007 second quarter information

	Three Months Ended	Six Months Ended
(dollars in thousands)	June 30, 2007	June 30, 2007

Depreciation & Amortization	$612	$1,219
FAS123R Expense	429	793
McNamara settlement cost	142	192
Deferred Financing Cost write down on accelerated pay down of debt	500	500
Total amortization of Deferred Financing costs*	577	684

*includes the Deferred Financing cost write down of $500k